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                                NETRO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                 C. ROBERT COATES AND MANAGEMENT INSIGHTS, INC.
--------------------------------------------------------------------------------
    (Name Of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEDNESDAY NOVEMBER 14, 2:29 PM EASTERN TIME

PRESS RELEASE

SOURCE: C. Robert Coates

C. ROBERT COATES SEEKS NETRO SPECIAL STOCKHOLDERS MEETING

DALLAS, Nov. 14 /PRNewswire/ -- C. Robert Coates, a holder of nearly a million shares of Netro Corporation (Nasdaq: NTRO - news), announced steps toward convening a special meeting of Netro stockholders. The meeting's purpose would be to vote on a recommendation that Netro repurchase common stock at $6 per share and on measures to repeal or counteract certain of Netro's anti-takeover defenses.

Explaining why Netro should initiate a share buy-back, Mr. Coates said: "Netro should be using some of its substantial cash reserves for the direct benefit of its stockholders and to improve its share price. Instead, the company has erected defenses to protect management and seems to believe the stockholders are the enemy."

Mr. Coates is against Netro's efforts to restrict shareholder action: "I oppose measures that make it difficult for stockholders to have a voice in the company they own. Netro's defensive tactics are not just anti-takeover, they are anti-stockholder -- they do not protect the stockholders, they protect an underperforming management."

Mr. Coates has delivered to Netro a demand for a stockholder list for use in having stockholders request a special meeting and in informing the stockholders of litigation he has filed in the Delaware Court of Chancery challenging Netro's anti-takeover measures. Among other relief, he is seeking a summary determination that Netro's "poison pill" cannot prevent stockholders from agreeing to request a special meeting and that Netro's by-laws cannot preclude stockholders from proposing business at such a meeting.

This information is not intended to be a proxy solicitation. Mr. Coates has not yet decided whether to engage in a proxy solicitation. If he does decide to make a proxy solicitation, he will make the appropriate filings with the Securities and Exchange Commission which filings will be available for free at the Commission's website (www.sec.gov ).

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FRIDAY OCTOBER 19, 11:03 AM EASTERN TIME

PRESS RELEASE

SOURCE: C. Robert Coates

C. ROBERT COATES URGES NETRO MAXIMIZE SHAREHOLDER VALUE

DALLAS, Oct. 19 /PRNewswire/ -- C. Robert Coates, the owner of 986,500 shares of common stock of Netro Corporation (Nasdaq: NTRO - news), announced that he has delivered to Netro's directors a letter urging that the board act to maximize stockholder value, including consideration of a $6 per share self- tender for Netro shares. The text of Mr. Coates letter states:

I own nearly one million shares of Netro common stock. I write to urge you to take immediate action to maximize value for Netro's stockholders.

As you know, Netro's stock price has fallen by over 95% and its revenues have slowed to a trickle. The division of Lucent which accounted for approximately 86% of Netro's revenues has been closed down. In effect, Netro is out of business.

At this point, Netro's primary asset is its more than $300 million of investments in cash equivalents, short term marketable securities and long term marketable securities. However, Netro has not registered as an investment company under the Investment Company Act and Netro's stockholders are obviously not interested in owning shares in an investment company managed by officers and directors with no expertise in investment management.

Given the almost total erosion of the stock price and the company's business, the stockholders might reasonably expect that directors who are properly exercising their fiduciary duty would take positive and dramatic steps to remedy the situation. Instead, management and the directors have focused their efforts on implementing virtually every anti-takeover device known to the corporate world, including the poison pill. On the other hand, there have been no announcements of strategic partnerships or other business developments demonstrating that Netro is still a viable business. Rather, Netro fiddles while its cash burns.

Netro's stock is trading substantially below the cash value per share of the company. I believe the directors must promptly put forward a plan for stockholders to realize the value of the company's excess cash. My suggestion is that the Company make a self-tender at $6 per share. This would provide much needed liquidity for the stockholders and enable those stockholders who desire to do so the opportunity to cash out. Those stockholders who truly believe that Netro can become successful, perhaps including management and the directors, can hold on to their shares. However, I do not believe the directors' fiduciary duty permits them to allow Netro to continue to bleed the Company's cash reserves, while leaving the stockholders only the unappealing option of selling at a depressed market price that plainly does not reflect the fair value of the stock.

I will be happy to meet with management or the board to discuss how Netro might generate value for its stockholders.

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                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

C. ROBERT COATES                    :
                                    :
                  Plaintiff,        :
                                    :
                  v.                :        Civil Action No. 19154
                                    :
NETRO CORPORATION,                  :
a Delaware corporation,             :
NETRO CORPORATION,                  :
a California corporation,           :
GIDEON BEN-EFRAIM,                  :
RICHARD M. MOLEY, ROBERT            :
J. WYNNE, SANFORD                   :
ROBERTSON, IRWIN FEDERMAN           :
and THOMAS R. BARUCH,               :
                                    :
                  Defendants.       :

                                    COMPLAINT

NATURE OF ACTION

         1. Plaintiff brings this action to invalidate the numerous anti-takeover devices recently implemented by defendant Netro Corporation, a Delaware corporation ("Netro"), in an effort to entrench the incumbent management and directors so they can continue to pay their salaries and directors' fees from Netro's substantial cash reserves. The defendants have not taken any steps or even announced any plan to counteract the near total erosion of Netro's business and stock price.

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PARTIES

         2. Plaintiff C. Robert Coates is a holder of 986,500 shares of Netro common stock.

         3. Defendant Netro Corporation is a Delaware corporation that is purportedly the successor by merger to defendant Netro Corporation, a California corporation ("Netro California"). Both Netro and Netro California are sometimes referred to herein as the "Company." A certificate of merger was filed with the Delaware Secretary of State on June 19, 2001 (the "Certificate of Merger"), purporting to merge Netro California into Netro, thereby redomesticating the corporation from California to Delaware. This action challenges the validity of that merger.

         4. The Company claims to be a leading provider of broadband, point-to-multipoint, wireless access equipment used by telecommunications service providers to provide high-speed voice and data access to small and medium sized enterprises. However, the Company's business has declined to the point where its revenues have nearly disappeared. During 2000, 86% of the Company's $68.5 million in revenues came from a division of Lucent that has been shut down. In the second quarter of 2001, Netro had only approximately $2,051,000 of revenues, compared to $15.5 million of revenues in the second quarter of 2000 and $9.1 million in revenues during the first quarter of 2001. Netro's cost of generating that meager second quarter revenue was $21,182,000 and its operating expenses were $15,103,000, resulting in an operating loss of $34,234,000.

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         5. The Company's primary asset is cash and marketable securities. As of
December 31, 2000, the Company had approximately $91,660,000 in cash and cash equivalents, $185,904,000 in short-term marketable securities and $89,351,000 of long-term marketable securities. Thus, approximately $367 million of Netro's approximately $421,753,000 in assets were in cash, cash equivalents and marketable securities. Netro only had approximately $25,778,000 in liabilities, including only $1,280,000 of long-term debt and capital leases. As of June 30, 2001, Netro had $99,320,000 in cash and cash equivalents, $130,927,000 in short-term marketable securities and $106,889,000 in long-term marketable securities, a total of approximately $337 million in liquid assets. Netro had only $26,282,000 in liabilities, resulting in stockholders equity of $335,913,000 - all of it in cash, cash equivalents and marketable securities. However, since December 31, 2000, Netro's cash and securities position has declined by approximately $30 million. This is a result of Netro's precipitously declining revenues and the use of substantial amounts of cash in its operations. During the second quarter Netro used $15 million of cash in its operations and expended another $5 million of cash for other purposes. Even with the significant decline in cash balances, Netro's cash position of $337,136,000 as of June 30, 2001 represented over $6.45 in cash per outstanding share of common stock.

         6. As of April 23, 2001, Netro California had approximately 52,103,464 shares of common stock outstanding held by approximately 202 record holders. According to the Company's 2001 10-K filed March 30, 2001, there were

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approximately 12,491 shareholders of record. On information and belief, the
12,491 figure actually refers to beneficial owners. As of June 30, 2001 there were 52,136,379 shares of common stock outstanding and 14,862,045 shares of common stock reserved for issuance under stock option and stock purchase plans.

         7. The Company's stock is traded on the Nasdaq Stock Market. During the period from September, 2000 through the present, the market price of the Company's stock declined precipitously. During the month of September, 2000, the stock fell from a high of $81.375 on September 5 to the high fifties by the end of the month. By October 18, 2000, the stock had fallen to $46.25. On October 19, 2000, there was huge volume and the stock closed at $22 per share. During the rest of October and through November, 2000, the stock drifted through the teens and closed on November 30, 2000 at $9.625. In January and February, 2001 the stock traded primarily in the $7-9 range. By February 28, 2001, the stock closed at $6.5625. The stock traded in the area of $5-6 per share in March and fell under $4 per share in early April. By late June, the stock had again slipped below $4 per share and remained there throughout the summer of 2001. On August 21, 2001, the stock dipped below $3 per share. Since August 31, 2001, Netro's common stock has not closed above $3 per share. On October 4, 2001, the stock closed at $2.76.

         8. Despite the precipitous decline in revenues, the corresponding increase in losses and the steep drop in its stock price, the Company has taken no steps toward enabling the stockholders to realize the fair value of their stock. Instead, the stock continues to trade at less than half of the "cash" per share the Company has in its coffers. Apparently, the Company's incumbent

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management and board are content to continue to burn through the Company's cash reserves, including paying salaries and fees to themselves. Indeed, the defendants' only response to the decline in the stock price has been to approve an exchange of existing out-of-the money stock options of employees for lower priced options.

         9. The Individual Defendants were directors of Netro California and are now purportedly the directors of Netro. During the past year or so defendants Ben-Efraim, Moley and Federman have substantially reduced their ownership of the Company's stock.

GLOBAL TELECOM MAKES SUBSTANTIAL PURCHASES OF NETRO STOCK

         10. On January 5, 2001, Global Telecom LLC ("Telecom"), which is controlled by entities controlled by the family of Carlos Slim Helu (the "Slim Group"), filed with the SEC a Form 3 Initial Statement of Beneficial Ownership stated that as of December 29, 2000 it had beneficial ownership of 5,762,500 shares of Netro common stock. A Schedule 13G filed by the Slim Group on January 5, 2001, indicated that as of the date of the filing Telecom directly owned 6,800,000 shares of Netro common stock or approximately 13.3% of the outstanding shares of that stock. During January, 2001, Telecom purchased additional shares of Netro common stock, resulting in ownership as of January 31, 2001, of approximately 7,680,000 Netro shares. On February 14, 2001, the Slim Group filed an amendment to their Schedule 13G indicating that they owned 8,375,000 Netro shares, or approximately 16.3% of that class of stock. During March, 2001, Telecom purchased approximately 335,000 additional shares of Netro common stock.

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As of March 31, 2001, Telecom's ownership of Netro shares had reached 9.2 million shares. Telecom purchased an additional 140,000 shares on or prior to April 10, 2001, which brought its holdings to approximately 9,340,000 Netro shares.

         11. Having presided over the substantial erosion of the Company's stock price and having become concerned by the Slim Group's purchases of its stock, the Company's management and incumbent directors apparently decided in the spring of 2001 to protect their corporate positions and perquisites. Accordingly, they set about making the Company takeover proof and making it extremely difficult for the stockholders to replace the incumbent directors and management. Their initial tool for implementing their entrenchment plan was a merger which would redomesticate Netro California to Delaware, while placing numerous anti-takeover devices in the Certificate of Incorporation and By-Laws of the Delaware corporation.

         12. On April 26, 2001, Netro California filed with the Securities and Exchange Commission ("SEC") its proxy statement dated April 25, 2001 (the "Proxy Statement") for its annual meeting of stockholders to be held on May 31, 2001 (the "Annual Meeting"). The Proxy Statement (p. 33) identified Global Telecom LLC as the holder of 8,375,000 shares of Netro common stock, representing 16.1% of the 51,980,671 shares of common stock outstanding as of February 15, 2001. Though the Slim Group had filed a Form 4 with the SEC on April 4, 2001 indicating its additional purchases of Netro common stock during March, 2001, the Proxy Statement did not mention those purchases or include the additional shares in the total shares held by the Slim Group. Indeed, the Proxy Statement

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made no mention that the Slim Group had been making substantial purchases of
Netro common stock since December 29, 2000.

THE REDOMESTICATION MERGER

         13. According to the Company's Form 10-Q filed with the SEC on May 15, 2001, the board of directors approved the reincorporation of the Company into Delaware "[i]n April 2001." On April 27, 2001, Netro California mailed the Proxy Statement for the Annual Meeting to its stockholders. Proposal No. 2 in the Proxy Statement was a merger of Netro California into Netro, which would be the surviving corporation (the "Redomestication Merger" or the "Merger"). In the Merger, each outstanding share of Netro California common stock would automatically be converted into a share of Netro common stock. The Proxy Statement acknowledged that the purpose of this "Reincorporation Proposal" was to "change the Company's state of incorporation from California to Delaware."

MISLEADING AND INCOMPLETE DISCLOSURE REGARDING THE REASONS FOR REINCORPORATION

         14. The Proxy Statement (p. 6) claimed that the reason for the reincorporation of the Company was so that, in making legal and business decisions regarding the Company's future plans, the board and management could rely upon "well established principles of corporate governance" and that "[t]he prominence and predictability of Delaware corporate law" would provide a reliable foundation for governance decisions. However, there was no explanation of how the "principles of corporate governance" in Delaware differed from those

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in California or how California corporate law was less predictable than Delaware law.

         15.      The Proxy Statement (p. 6) asserted:

                  The Company believes that shareholders would benefit from the responsiveness of Delaware corporate law to their needs and to those of the corporation they own.

The Proxy Statement did not explain how Delaware corporate law had been responsive to the needs of stockholders, as opposed to the desires of directors and management.

         16. The Proxy Statement (p. 6) also said that there was an "increasing incidence of anti-corporate ballot initiatives and litigation directed against directors and officers of companies in California." The Proxy Statement did not provide any explanation of what constituted "anti-corporate ballot initiatives". Indeed, it did not explain whether the reference to "ballot initiatives" referred to political initiatives voted on by California voters or intra-corporate stockholder proposals. Nor did the Proxy Statement provide any evidence, or even examples, establishing that there was more litigation directed against directors and officers of California corporations, than Delaware corporations. The Proxy Statement certainly did not point out that many Delaware corporations and their directors and officers are sued in California State Courts, just like California corporations and their directors.

         17. Again without citing any supporting data, the Proxy Statement (p.
6) asserted that the risks facing California corporations and their directors and officers had been greatly expanded and the cost of doing business as a California corporation had been greatly increased. The Company did not give any

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indication as to what it believed its additional costs were for doing business as a California corporation or what cost savings there would be from doing business as a Delaware corporation while remaining based in California.

         18.      The Proxy Statement (p. 6) then explained:

                  It is the Company's desire to reduce the exposure of the Company and its directors and officers so that it may continue to attract and retain qualified directors and officers who otherwise might be unwilling to serve because of the risk involved. The Company believes that, in general, Delaware law provides greater protection to directors and officers than California law and that Delaware case law regarding a corporation's ability to limit director liability is more developed and provides more guidance than California law.

Thus, the Proxy Statement conceded that the primary purpose of the Redomestication Merger was to protect the incumbent directors and officers and foster limitations on their liability for their actions. Significantly, the Proxy Statement did not indicate that the litigation and liability that the merger was intended to reduce or eliminate was litigation by and liability to stockholders of the corporation.

MISLEADING AND INCOMPLETE DISCLOSURE REGARDING THE ANTI-TAKEOVER MEASURES

         19. The Proxy Statement (p. 10) acknowledged that the Redomestication Merger would be a vehicle for installing additional "ANTI-TAKEOVER MEASURES."

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The Proxy Statement did not reveal, however, that these additional anti-takeover measures were in response to the accumulation of Netro stock by the Slim Group.

         20. The Proxy Statement (pp. 4, 7) indicated that one effect of the Redomestication Merger would be to cause the Company's board to be classified into three classes of directors, rather than two. However, the Proxy Statement does not explain the practical significance of that change. In particular, the Proxy Statement does not indicate that this change will insure that it would take at least two proxy contests and two annual meetings in order to change a majority of the board.

         21. The Proxy Statement on page 18 again discussed the rules for special meetings of stockholders:

                  The Secretary of the Delaware Company shall call a special meeting at the written request of the holders of a majority of the outstanding stock entitled to vote. The request of the stockholders must state the purpose of the proposed meeting and no business shall be brought before the meeting by any stockholder other than stockholders calling the meeting.

Thus, the Proxy Statement told the stockholders that the stockholders successfully requesting a special meeting would be able to bring business before the special meeting. However, Section 2.12 of the Netro by-laws provides:

                  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by
                  (i) the person or persons calling such meeting pursuant to
                  Section 2.03 of these bylaws and, (ii) if such meeting is called at the request of stockholders, by the Board of Directors. (Emphasis added.)

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Therefore, contrary to the Proxy Statement, the Netro by-laws provide that only the board, and not the requesting stockholders, may properly bring business before a special meeting scheduled at the stockholders' request.

         22. The Proxy Statement (pp. 8, 18) twice said that under the Delaware Company's "by-laws" the ability of stockholders to call a special meeting is limited to one or more stockholders holding 50% or more of the outstanding stock entitled to vote. It further indicated (pp. 11, 12) that "[u]nder the Delaware Company's by-laws" (i) directors could only be removed for cause by the vote of a majority of the outstanding shares and (ii) director vacancies may be filled by the directors. These statements were misleadingly incomplete because they indicated that these provisions were in the by-laws, which can be amended by stockholder vote without board action, but did not reveal that these anti-takeover measures would also be in Netro's certificate, which can only be amended with approval of both the board and the stockholders.

         23. The Proxy Statement (p. 12) also said that the Netro by-laws provide that vacancies on the Netro board "may be filled by a vote of the majority of the board of directors then in office, although less than a quorum, or by a sole remaining director." The use of the permissive "may" suggests this provision simply allows the directors to fill vacancies. In fact, both the certificate and the by-laws state that vacancies "may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director." (Emphasis added.) On information and belief,

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defendants intend these provisions to preclude the Netro stockholders from filling vacancies.

         24. On page 15, the Proxy Statement contained the following description of the indemnification available to directors, officers, employees or agents of Netro in derivative actions:

                  In the case of shareholder derivative suits, Delaware law provides that a corporation may also indemnify if the director, officer, employee or agent acted in good faith and in a manner the individual reasonably believed to be in and not opposed to the best interests of the corporation. Unless a court finds that an individual is fairly and reasonably entitled to indemnity, the corporation cannot indemnify in the case of shareholder derivative suits where there is any claim, issue or matter as to which the individual has been found liable to the corporation. The Delaware Company's bylaws reflect these aspects of Delaware law as to the required indemnification of directors and officers and further provide that no indemnification shall be made with respect to actions to recover short-swing profits under Section 16(b) of the Securities Exchange Act of 1934. (Emphasis added.)

This statement was materially misleading and incomplete. First, the statement indicated that the by-law on indemnification of directors and officers in derivative suits reflects indemnification required by Delaware law. In fact, 8 Del. C. ss.145(b) is permissive and does not require such indemnification. Second, the Proxy Statement does not accurately describe the scope of the indemnification. Section 5.01(b) of the by-laws requires mandatory indemnification not only in derivative suits but also in direct actions by the corporation. Moreover, the Proxy Statement failed to disclose that ss.5.01(b) requires indemnification for "amounts paid in settlement" of actions by or in

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the right of the corporation. Delaware law not only does not require such indemnification - - it forbids it.

MISLEADING AND INCOMPLETE DISCLOSURE CONCERNING THE POISON PILL

         25. The Proxy Statement on page 8 said that the Company would maintain the ability to issue authorized and unissued common stock and preferred stock with provisions that might make a takeover less likely. The Proxy Statement made no mention, however, of the possibility of the issuance of poison pill rights shortly after the Merger. Nor did it disclose that the board intended to adopt a poison pill as a further takeover deterrent.

         26. The Proxy Statement (p. 9) conceded that the Merger could discourage "future takeover attempts" and that hostile takeover attempts can frequently be beneficial to the shareholders. However, it justified the Merger as follows:

                  However, the Board believes that the potential suddenness and disadvantages of unapproved takeover attempts (such as disruption of the Company's business and the possibility of terms which may be less favorable to all of the stockholders than would be available in a board-approved transaction) are sufficiently great that, on balance, prudent steps to reduce the likelihood of such takeover attempts and to help ensure that the Board has adequate opportunity to fully consider and respond to any takeover attempt and actively negotiate its terms, are in the best interests of the Company and its shareholders. The Board also believes that any additional defenses and deterrence provided by the Reincorporation are incremental in light of the Company's existing takeover defenses. (Emphasis added.)

Thus the board told the stockholders that the additional defenses included in the Merger represented prudent steps which would balance the potential benefits of takeover attempts with the potential disadvantages of such attempts. The

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Proxy Statement did not indicate the board could and would alter that balance a month after the Merger.

         27. On information and belief, the Company's management and directors had determined prior to the Annual Meeting to investigate adopting a share purchase rights plan - - commonly known as a "poison pill." However, the Proxy Statement made no mention that the board was considering adopting a poison pill after the Redomestication Merger occurred. Thus, when they voted on the Redomestication Merger, the stockholders did not have a critical piece of material information that the board intended to add the most potent anti-takeover device of all - - the poison pill - - to the many anti-takeover measures contained in Netro's certificate and by-laws.

MISLEADING AND INCOMPLETE DISCLOSURE REGARDING SS.203

         28. The Proxy Statement (p. 8) also contained the following discussion of 8 Del. C.ss.203:

                  In addition to specific anti-takeover measures, a number of differences between California and Delaware law, which are effective without action by the Delaware Company, could have a bearing on unapproved takeover attempts. Under Section 203 of Delaware law, certain 'business combinations' with 'interested stockholders' of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. See the section below entitled 'Comparison of Rights of Shareholders of the Company and Stockholders of the Delaware Company - - Anti-Takeover Provisions of Delaware Law.' Although a Delaware corporation may, through its certificate of incorporation and by-laws, elect not to be governed by the statute, the Delaware Company's certificate of incorporation

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                  and by-laws do not contain such an election; consequently, the statue (sic) will apply to business combinations involving the Delaware Company.

         29. The cross-referenced section of the Proxy Statement (p. 23) concerningss.203 acknowledged that there is no analogous anti-takeover legislation in California.

         30. While the Proxy Statement indicated that the Company would become subject to 8 Del. C.ss.203 as a result of its redomestication to Delaware and described the terms of that statute, it did not disclose whether:

                  (a) the Slim Group would be an interested stockholder underss.203;

                  (b) the Company's board had approved the transactions by which the Slim Group became an interested stockholder;

                  (c) the Slim Group would be prohibited byss.203 from engaging in a business combination with the Company for three years; or

                  (d) causing the Slim Group to be subject toss.203 was a purpose of the Merger.

THE STOCKHOLDER VOTE

         31. The stockholders did not respond to the proposed Redomestication Merger with overwhelming enthusiasm. Indeed, the Company was forced to make two additional mailings which noted that it was extremely important to get additional votes because the proposal to reincorporate in Delaware required the affirmative vote of a majority of all outstanding shares. Even with the efforts of a professional proxy solicitation firm and management, the Company had great

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difficulty getting the necessary votes for approval of the Redomestication
Merger. On information and belief, when the date of the Annual Meeting arrived, there still were not sufficient votes for the Redomestication Merger to be approved. According to the Company's 10-Q filed August 14, 2001, the Annual Meeting was convened on May 31, 2001, then adjourned and reconvened on June 1, 2001. On information and belief, the polls were held open and the Annual Meeting was reconvened the following day in order to "sweep the street" to get additional votes that were necessary so that defendants could claim that the Redomestication Merger had been approved by a majority of all outstanding shares. On information and belief, the Redomestication Merger actually did not receive sufficient valid votes to be approved. Instead, all proxies received were counted, even though some of them were not valid under applicable law.

         32. The Company did not put out a prompt press release announcing the vote totals on the various matters presented at the Annual Meeting. Instead, Netro simply announced on June 19, 2001 that the Redomestication Merger had been consummated.

         33. On August 14, 2001, Netro filed its Form 10-Q for the quarter ended June 30, 2001. Netro's 10-Q acknowledged that the Annual Meeting was adjourned on May 31, 2001 and reconvened on June 1, 2001. It gave no reason for the adjournment. As of the record date for the Annual Meeting, Netro California had approximately 52,103,464 shares of common stock issued and outstanding. Thus, in

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order for the Redomestication Merger to be approved, approximately 26,051,733 shares of Netro California common stock had to be voted in favor of the Redomestication Merger. According to Netro's 10-Q, 26,283,352 shares of Netro California common stock were voted in favor of the Redomestication Merger, 7,108,011 shares were voted against, 14,735,931 shares were withheld and 62,672 shares abstained. Thus, even accepting defendants' vote totals as correct, the Redomestication Merger would have been approved by a margin of significantly less than 1% of the required vote. However, if even a few significant proxies were invalid, the Redomestication Merger did not receive the required vote. The error rate for proxies in an uncontested proxy count would likely be higher than 1%. Netro's 10-Q does not indicate that any proxies or ballots were set aside as invalid votes. It is highly unlikely that in a public corporation with thousands of stockholders, many of whom would be attempting to vote shares held in street name that in turn were held of record by depositories, brokers or nominees, there would not have been a significant number of invalid proxies submitted.

THE ANTI-TAKEOVER CERTIFICATE PROVISIONS WERE NOT VALIDLY ADOPTED

         34. Netro was incorporated in Delaware on March 9, 2001 by the filing of a Certificate of Incorporation with the Delaware Secretary of State (the "Original Netro Certificate"). The Original Netro Certificate did not contain provisions for a classified board, restrictions that board vacancies could only be filled by the directors, limitations on removal of directors, elimination of the right to act by written consent or limitations on the stockholders' ability to call a special meeting.

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         35. While the Proxy Statement (p. 8) stated that there were certain differences between the charters and by-laws of Netro California and Netro, it represented that provisions on a classified board, elimination of cumulative voting, elimination of the ability of the shareholders to take action without a meeting and an advance notice requirement for shareholder proposals "are also included in the Delaware Company's certificate of incorporation and by-laws." The Proxy Statement (p. 9) also contained a "summary comparison of material differences between the rights of the shareholders of the Company under the Company's current articles of incorporation and by-laws...and the rights of the stockholders under the Delaware Company's certificate of incorporation and by-laws."

         36.      The Proxy Statement (p. 9) then stated:

                  Netro Delaware Company's certificate of incorporation and by-laws are attached to the Proxy Statement as Appendices C and D, respectively.

This statement is false. At the time the Proxy Statement was issued, at the time of the stockholder vote at the Annual Meeting and at the time of the Merger, the certificate of incorporation of Netro was the Original Netro Certificate which did not contain the anti-takeover provisions found in Appendix C to the Proxy Statement. The Proxy Statement summarizes numerous provisions that were supposedly found in the certificate of Netro, but which in fact were not in Netro's certificate as in effect at the time.

         37. The Agreement and Plan of Merger (the "Merger Agreement"), which is included as Appendix B to the Proxy Statement, provides in ss.2.01 that:

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                  The Certificate of Incorporation of Netro Delaware as in
                  effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law, except that the name of the Surviving Corporation shall be changed to 'Netro Corporation.'

         38. The Merger Agreement attached to the Proxy Statement does not contain a date that the agreement was executed and acknowledged. On June 19, 2001, the Company filed a Form 8-K with the SEC indicating that the Merger was effected pursuant to "the Agreement and Plan of Merger dated June 19, 2001." The form of the Merger Agreement attached thereto, indicates it is dated as of June 19, 2001.

         39.      The Form 8-K indicated that:

                  Simultaneously with the Merger, Netro Delaware's Certificate of Incorporation was amended to change its name to Netro Corporation.

The Form 8-K did not indicate that the Netro certificate was amended in any other respect at the time of the Merger. The form of Merger Agreement attached to the 8-K indicates that:

                  As of June 18, 2001, 52,123,196 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

Accordingly, it is apparent from the 8-K that the Merger Agreement was not executed and acknowledged until June 19, 2001. Section 2.01 of the Merger Agreement attached to the 8-K is identical to ss.22.01 of the Merger Agreement attached as Appendix B to the Proxy Statement.

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

         40. Section 252(c) of the DGCL provides for a ss.252 merger agreement to be adopted, approved, certified, executed and acknowledged in the same manner as provided in ss.251. Section 251(b) of the DGCL requires that the board of directors adopt a merger agreement and that:

                  The agreement so adopted shall be executed and acknowledged in accordance with ss.103 of this title.

Section 251(c) provides that:

                  The agreement required by subsection (b) of this section shall be submitted to the stockholders of each constituent corporation at an annual or special meeting for the purpose of acting on the agreement.

Under Delaware law, only an agreement of merger satisfying the requirements of 8 Del. C. ss.251(b) may be submitted to the stockholders under ss.251(c). Thus, to be presented to the stockholders, the agreement of merger must conform to ss.251(b), including having been executed and acknowledged in accordance with ss.103. At the time the Merger Agreement was submitted to the stockholders, it had not been executed and acknowledged as Delaware law requires.

         41. On June 19, 2001 at 2:30 p.m., Netro filed the Certificate of Merger with the Delaware Secretary of State. The Certificate of Merger attaches an Amended and Restated Certificate of Incorporation (the "Amended Certificate"). The Certificate of Merger indicates that the Merger Agreement has been "approved, adopted, certified, executed and acknowledged" in accordance with ss.252 of the DGCL and states that Netro will be the surviving corporation in the Merger. Paragraph 4 of the Certificate of Merger provides:

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

                  The Certificate of Incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit A hereto and shall be the Certificate of Incorporation of the Surviving Corporation until amended and changed pursuant to applicable provisions of the General Corporation Law of the State of Delaware.

Thus, the Certificate of Merger asserts that Netro's certificate of incorporation was amended in the Merger in order to insert the various anti-takeover provisions. However, the Merger Agreement specifically provided that following the Merger the certificate of Netro was to be the same as its certificate immediately prior to the Merger and that the only certificate amendment in connection with the Merger would be to change the corporation's name.

         42. The anti-takeover provisions are not effective because of defendant's failure to follow the DGCL and the terms of the Merger Agreement. The requirements of 8 Del. C.ss.252 andss.251 for a valid merger were not satisfied. Moreover, the purported amendment of Netro's certificate of incorporation in the Merger was not authorized by the Merger Agreement and indeed was in violation of that agreement. Accordingly, the amendment of the certificate to insert anti-takeover provisions did not satisfy the requirements of the DGCL.

NETRO'S DEPLOYMENT OF THE POISON PILL

         43. On July 5, 2001, the Slim Group filed a Form 4 with the SEC indicating that on June 14 and 15, 2001, Telecom purchased a total of an additional 100,000 shares of Netro stock. This raised the ownership of the Slim Group to 9,440,000 shares.

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

         44. Only a month after the Merger, defendants implemented the next component of their entrenchment scheme. On July 17, 2001, the defendant directors adopted a Stockholder Rights Plan - - the poison pill. On July 24, 2001, Netro filed with the SEC a Form 8-K announcing the adoption of the poison pill. The second sentence of that filing stated:

                  The plan, while not adopted in response to any specific effort to acquire control of the Company, is designed to enhance the ability of the board to maximize shareholder value in the event of an acquisition attempt.

Later, the 8-K stated:

                  The shareholdings of Carso Global Telecom, S.A. de C.V. ("Carso Global Telecom") which is the Company's largest shareholder, and it affiliates and associates will not trigger any rights under the Plan so long as Carso Global Telecom and its affiliates and associates do not acquire more than 19.9% of the Company's Common Stock.

Thus, the 8-K acknowledges that the poison pill will cap the stockholdings of Telecom, but fails to disclose that the adoption of the poison pill was in response to Telecom's accumulation of shares.

         45. The July 24, 2001 8-K offers no explanation why the Netro board believed it necessary to adopt a poison pill only a month after the purported Merger, which supposedly deployed the prudent steps necessary to balance the interests of the stockholders in the possibility of a takeover attempt with the desire of the board to deter surprise takeovers.

         46. Defendants' actions have deprived plaintiff of the opportunity to maximize the value of his Netro shares and violated and impaired his rights as a

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

stockholder, including the right to vote. Based on an invalid and uninformed stockholder vote, misleading disclosure and a transaction that violated Delaware law and the Merger Agreement, defendants have purportedly converted shares of stock held by plaintiff into shares of a Delaware corporation which claims to have certificate and by-law provisions and a poison pill eliminating or restricting plaintiff's rights as a stockholder. Furthermore, defendants' violations of pertinent statutes, by-laws and agreements have impaired plaintiff's rights as a stockholder.

                                     COUNT I

                     THE REDOMESTICATION MERGER AND RELATED
                        ANTI-TAKEOVER DEVICES ARE INVALID

         47. Plaintiff hereby repeats and realleges the paragraphs above as if fully set forth herein.

         48. the redomestication Merger, including the numerous anti-takeover devices that were a part thereof, is invalid for numerous reasons. First, because invalid proxies were counted, the Redomestication Merger did not receive sufficient valid votes to be approved under applicable law. Second, keeping the polls open for the purpose of sweeping the street to find sufficient votes to approve the anti-takeover merger constituted a breach of fiduciary duty by the directors. Third, the Merger and anti-takeover certificate provisions were not validly effected in accordance with applicable law and the anti-takeover provisions were inserted into Netro's certificate in violation of law and the Merger Agreement. Fourth, the stockholder vote on the Redomestication Merger was not fully informed because material information was misstated or withheld from the stockholders. Fifth, the defendant directors breached their fiduciary duties

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in approving and recommending the Redomestication Merger. Sixth, defendants are estopped from maintaining the anti-takeover provisions. Seventh, certain of the measures contained in Netro's certificate and by-laws are invalid under Delaware law.

                                    COUNT II

                           THE POISON PILL IS INVALID

         49. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

         50. The poison pill was adopted in breach of the Individual Defendants' fiduciary duty. In responding to the Slim Group's purchases of Netro stock by deploying the poison pill, the Netro directors had an inherent conflict of interest. Because of the omnipresent specter that the directors might be acting primarily in their own interests, the directors had an enhanced duty that requires heightened judicial scrutiny. Netro's poison pill rights plan is invalid because it was not a reasonable response to any perceived threat to Netro. Moreover, the pill is not reasonable in light of existing defensive measures which the defendants had represented were adequate anti-takeover protection. In the Redomestication Merger, Netro had implemented numerous additional anti-takeover devices, while maintaining its existing anti-takeover defenses. The Proxy Statement did not indicate that any further defensive measures were needed. Specifically, it did not tell the stockholders who were asked to vote on the Redomestication Merger that Netro also intended to deploy a poison pill. To the contrary, the Proxy Statement indicated that the

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anti-takeover aspects of the Merger represented the appropriate balance concerning takeovers. The directors have offered no justification for changing that balance.

         51. Neither the Proxy Statement, the supplements thereto, the press release announcing implementation of the Redomestication Merger, the press release announcing the rights plan or any other statement by Netro indicates any development heightening the risk of an unfair takeover of Netro beyond the matters mentioned in the Proxy Statement. Rather, the directors have acted primarily to preserve the compensation, options and other benefits that they and the management of Netro enjoy.

         51. The poison pill is also unreasonable for other reasons. The open-ended amendment feature and other provisions of the rights plan are not reasonable in relation to any perceived threat. The poison pill also contains a broad definition of "beneficial ownership" under which the existence of any agreement, arrangement or understanding among the holders of more than 15% of Netro's stock relating to the voting of Netro stock may trigger the pill. Thus, in violation of Delaware law and the Company's certificate and by-laws, the poison pill seeks even to preclude stockholders from banding together in order to request and take action at a special meeting of stockholders.

         52.      Plaintiff is without an adequate remedy at law.

         WHEREFORE, plaintiff prays for an order that:

         A. The Redomestication Merger is invalid and void.

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

         B. In the alternative, the Redomestication Merger should be rescinded or a new stockholder vote should be ordered.

         C. The anti-takeover provisions of the Redomestication Merger are invalid and void.

         D. In the alternative, Netro's certificate of incorporation and by-laws should be reformed to delete the anti-takeover provisions.

         E. In the alternative, the anti-takeover provisions which defendants represented were in Netro's by-laws should be deleted from Netro's certificate.

         F. The Proxy Statement was materially misleading and incomplete in breach of the fiduciary duty of the Individual Defendants.

         G. The defendant directors have breached their fiduciary duties.

         H. The poison pill rights plan is invalid and void and a breach of the directors' fiduciary duty.

         I. In the alternative, the poison pill rights should be rescinded or redeemed.

         J. Plaintiff is entitled to damages and such other and further relief as a Netro stockholder as is just and proper.

         K. Plaintiff is entitled to its attorneys' fees and expenses of this action.

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

                                                 PRICKETT, JONES & ELLIOTT,

                                                 s/ Michael Hanrahan
                                                 --------------------
                                                 Michael Hanrahan
                                                 Gary F. Traynor
                                                 Paul A. Fioravanti, Jr.
                                                 1310 King Street
                                                 Wilmington, DE  19801
                                                 (302) 888-6500
                                                 Attorneys for Plaintiff


Dated:  October 5, 2001

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